Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Merger Agreement

On December 9, 2022 (the “Closing Date”), Shift Technologies, Inc. (“Shift”) completed the previously announced acquisition of CarLotz, Inc. (“CarLotz”), pursuant to the Agreement and Plan of Merger dated as of August 9, 2022 (the “Merger Agreement”), by and among Shift, Shift Remarketing Operations, Inc., a Delaware corporation and direct wholly owned subsidiary of Shift (“Merger Sub”), and CarLotz. Pursuant to the Merger Agreement, Merger Sub merged with and into CarLotz, with CarLotz continuing as the surviving corporation and a wholly owned subsidiary of Shift (the “Merger”).

Consideration to CarLotz Stockholders

Pursuant to the Merger Agreement, each outstanding share of Class A common stock, par value $0.0001 per share, of CarLotz (“CarLotz Common Stock”) (other than CarLotz Common Stock owned or held in treasury by CarLotz, which was cancelled for no consideration) was converted into the right to receive 0.705241 (the “Exchange Ratio”) of a share of Class A common stock, par value $0.0001 per share, of Shift (“Shift Common Stock”), rounded up to the nearest whole share for any fractional shares of Shift Common Stock that would have been issued to any stockholder resulting from the calculation (the “Merger Consideration”).

In connection with the Merger, Shift assumed certain CarLotz equity awards and replaced them with similar awards (“Replacement Equity Awards”), as further explained in this paragraph. Specifically, each vested time-based and performance-based CarLotz restricted stock unit (“RSU”) award was converted into the right to receive the Merger Consideration in respect of each underlying share of CarLotz Common Stock, and each other CarLotz RSU award was assumed by Shift and converted into an award relating to Shift Common Stock, with appropriate adjustments to the numbers of shares and share price thresholds to reflect the Exchange Ratio. In addition, each option to purchase CarLotz Common Stock was assumed by Shift and converted into an option to purchase Shift Common Stock, with appropriate adjustments to the numbers of shares and exercise prices to reflect the Exchange Ratio. A portion of the estimated fair value of the Replacement Equity Awards has been recognized as Merger Consideration for the purposes of the unaudited pro forma condensed combined financial information, as further explained in Note 3 - Estimate of Merger Consideration Transferred.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical consolidated balance sheets of Shift and CarLotz as of such date and includes adjustments that depict the accounting for the Merger required by the U.S. generally accepted accounting principles (“pro forma balance sheet transaction accounting adjustments”). The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 and for the nine months ended September 30, 2022 combine the historical consolidated statements of operations of Shift and CarLotz for those periods and include adjustments that depict the effects of the pro forma balance sheet transaction accounting adjustments assuming those adjustments were made as of January 1, 2021 (“pro forma statement of operations transaction accounting adjustments”). We refer to the pro forma balance sheet transaction accounting adjustments and the pro forma statements of operations transaction accounting adjustments, collectively, as “Transaction Accounting Adjustments”. The unaudited pro forma condensed combined financial information does not give effect to the contemplated reverse stock split of Shift Common Stock at a ratio within a range of 1-for-5 and 1-for-10 that was approved by Shift stockholders on December 7, 2022.

The unaudited pro forma condensed combined financial information should be read in conjunction with (i) the accompanying notes to the unaudited pro forma condensed combined financial information; (ii) Shift’s Annual Report on Form 10-K for the year ended December 31, 2021; (iii) CarLotz’s Annual Report on Form 10-K for the year ended December 31, 2021 included as Exhibit 99.1 to this Current Report on Form 8-K; (iv) Shift’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022; and (v) CarLotz’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 included as Exhibit 99.2 to this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting with Shift as the accounting acquirer in accordance with Accounting Standards Codification Topic 805, Business Combinations, using the fair value concepts defined in the Accounting Standards Codification Topic 820, Fair Value Measurement. The estimated fair values of the acquired assets and assumed liabilities as of the date of acquisition, which are based on estimates and assumptions of Shift, the Merger Consideration and the entries to record the direct transaction costs incurred are reflected therein. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the estimated Merger Consideration expected to be transferred of approximately $23.0 million to acquire CarLotz has been allocated to the assets acquired and assumed liabilities of CarLotz based upon preliminary estimated fair values, as if the Merger had occurred on September 30, 2022. Management prepared the purchase price allocation with the assistance of a third party valuation expert to calculate the fair value of certain acquired assets. The fair value allocation consists of preliminary estimates and analyses and is subject to change based on a final determination of fair value upon completion of appraisals and other valuation analyses, which are expected to be completed within one year from the Closing Date.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. Since the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Combined Company.

Shift Technologies, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2022

(in thousands)

	Historical		Transaction Accounting		Pro Forma
	Shift	CarLotz	Adjustments	Note 5	Combined
ASSETS
Current assets:
Cash and cash equivalents	$44,093	$84,809	$(7,871)	A	$121,031
Restricted cash	—	4,049			4,049
Marketable securities - at fair value	—	28,125			28,125
Accounts receivable, net	15,360	3,842			19,202
Inventory	48,665	13,062			61,727
Prepaid expenses and other current assets	5,139	5,293			10,432
Operating and finance lease assets, property, and equipment held for sale	—	20,860	3,261	J	24,121
Total current assets	113,257	160,040	(4,610)		268,687
Property and equipment, net	7,361	9,987			17,348
Operating lease right-of-use assets	33,363	22,092	(9,376)	B, J	46,079
Capitalized website and internal use software costs, net	17,953	12,725	(9,535)	C	21,143
Goodwill	2,524	—			2,524
Other intangible assets, net	—	—	970	C	970
Restricted cash, non-current	11,750	—			11,750
Deferred borrowing costs	341	—			341
Other non-current assets	2,816	5,693			8,509
Total assets	$189,365	$210,537	$(22,551)		$377,351

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$10,255	$2,236			$12,491
Accrued expenses and other current liabilities	30,188	11,924	8,528	D, E, J	50,640
Current maturities of operating lease liabilities	6,435	4,600	(92)	J	10,943
Flooring line of credit	41,760	5,433			47,193
Operating and finance lease liabilities associated with assets held for sale	—	22,294	4,323	J	26,617
Total current liabilities	88,638	46,487	12,759		147,884
Long-term debt	162,849	6,083	2,502	J	171,434
Non-current operating lease liabilities	31,866	22,384	(6,881)	J	47,369
Other non-current liabilities	1,624	1,814			3,438
Total liabilities	284,977	76,768	8,380		370,125

Stockholders’ (deficit) equity:
Common stock	9	11	(2)	F	18
Additional paid-in capital	530,146	291,827	(268,270)	G	553,703
Accumulated deficit	(625,767)	(157,956)	237,228	H	(546,495)
Accumulated other comprehensive loss	—	(113)	113	I	—
Total stockholders’ (deficit) equity	(95,612)	133,769	(30,931)		7,226
Total liabilities and stockholders’ (deficit) equity	$189,365	$210,537	$(22,551)		$377,351

See the accompanying notes to the unaudited pro forma condensed combined financial information, which are an integral part of these statements. Certain reclassifications have been made to the historical CarLotz financial information, as explained in Note 2 - Historical CarLotz. The transaction accounting adjustments are explained in Note 5 - Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

Shift Technologies, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2022

(in thousands, except share and per share data)

	Historical		Transaction Accounting		Pro Forma
	Shift	CarLotz	Adjustments	Note 6	Combined

Net revenue	$605,182	$190,343			$795,525
Cost of sales	582,107	187,375			769,482
Gross profit	23,075	2,968	—		26,043
Operating expenses:
Selling, general and administrative expenses	172,086	78,251	(4,766)	B, E	245,571
Depreciation and amortization	7,097	6,173	(3,776)	F	9,494
Impairment expense	—	1,143			1,143
Restructuring expenses	20,649	12,616			33,265
Total operating expenses	199,832	98,183	(8,542)		289,473
Loss from operations	(176,757)	(95,215)	8,542		(263,430)
Change in fair value of financial instruments	—	12,573			12,573
Interest and other expense, net	(8,214)	(1,512)			(9,726)
Other income (expense)	—	113			113
Net loss before income taxes	(184,971)	(84,041)	8,542		(260,470)
Provision for income taxes	86	—		H	86
Net loss and comprehensive loss attributable to common stockholders	$(185,057)	$(84,041)	$8,542		$(260,556)
Net loss and comprehensive loss per share attributable to common stockholders, basic and diluted	$(2.29)				$(1.52)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	80,752,333		90,724,552	I	171,476,885

See the accompanying notes to the unaudited pro forma condensed combined financial information, which are an integral part of these statements. Certain reclassifications have been made to the historical CarLotz financial information, as explained in Note 2 - Historical CarLotz. The transaction accounting adjustments are explained in Note 6 - Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

Shift Technologies, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

(in thousands, except share and per share data)

	Historical		Transaction Accounting	Note	Pro Forma
	Shift	CarLotz	Adjustments	6	Combined

Net revenue	$636,869	$258,534			$895,403
Cost of sales	588,081	247,946			836,027
Gross profit	48,788	10,588	—		59,376
Operating expenses:
Selling, general and administrative expenses	220,055	144,199	(34,984)	A, B, C, D, E	329,270
Depreciation and amortization	5,586	3,363	2,477	F	11,426
Impairment expense	—	108			108
Total operating expenses	225,641	147,670	(32,507)		340,804
Loss from operations	(176,853)	(137,082)	32,507		(281,428)
Change in fair value of financial instruments	18,893	99,338			118,231
Bargain purchase gain	—	—	93,161	G	93,161
Interest and other expense, net	(8,082)	(1,590)			(9,672)
Other income (expense)	—	(535)			(535)
Net loss before income taxes	(166,042)	(39,869)	125,668		(80,243)
Provision for income taxes	226	10		H	236
Net loss and comprehensive loss attributable to common stockholders	$(166,268)	$(39,879)	125,668		$(80,479)
Net loss and comprehensive loss per share attributable to common stockholders, basic and diluted	$(2.13)				$(0.48)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	78,114,142		90,678,534	I	168,792,676

See the accompanying notes to the unaudited pro forma condensed combined financial information, which are an integral part of these statements. Certain reclassifications have been made to the historical CarLotz financial information, as explained in Note 2 - Historical CarLotz. The transaction accounting adjustments are explained in Note 6 - Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information was prepared in accordance with SEC Regulation S-X Article 11 and is based on the historical financial statements of Shift and CarLotz, adjusted using the acquisition method of accounting. Shift is not currently aware of any significant accounting policy differences between Shift and CarLotz, but as further information becomes available, such policy differences may be identified and could result in significant differences from the unaudited pro forma condensed combined financial information.

The acquisition method of accounting requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Financial statements of the Combined Company issued after completion of the Merger will reflect such fair values, measured as of the Closing Date, which may be materially different than the estimated fair values included in the unaudited pro forma condensed combined financial information.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to Shift in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, Shift may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Shift’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of the Merger Consideration transferred. Such costs are expensed as a transaction accounting adjustment to the unaudited pro forma condensed combined statements of operations. Shift and CarLotz expect to incur total acquisition-related transaction costs of approximately $16.1 million, of which $8.3 million were incurred through September 30, 2022.

2. HISTORICAL CARLOTZ

Financial information of CarLotz in the “Historical CarLotz” column in the unaudited pro forma condensed combined balance sheet represents the historical consolidated balance sheet of CarLotz as of September 30, 2022. Financial information presented in the “Historical CarLotz” column in the unaudited pro forma condensed combined statements of operations represents the historical consolidated statements of operations of CarLotz for the year ended December 31, 2021 and for the nine months ended September 30, 2022. Such financial information has been reclassified or classified to conform to the historical presentation in Shift’s consolidated financial statements as set forth below (in thousands). Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of CarLotz.

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in Shift’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2021 and unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2022. With the information currently available, Shift has determined that no significant adjustments are necessary to conform CarLotz’s consolidated financial statements to the accounting policies used by Shift in the preparation of the unaudited pro forma condensed combined financial information, except for the addition of an accounting policy for lease vehicles, net, as further discussed below.

CarLotz leases vehicles to customers with lease terms that are typically 1 – 4 years. The leases are accounted for as operating leases. Lease income is recorded on a straight line basis over the period the vehicle is rented. Depreciation on the lease vehicles is calculated using the straight-line method over the estimated useful life. Shift does not have an existing accounting policy for lease vehicles, net. Following the Merger, Shift adopted CarLotz’s historical accounting policy, and lease vehicles, net, will be included within property and equipment on the consolidated balance sheet of the Combined Company.

The reclassification adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report the’s financial condition and results of operations of the combined entity.

The Combined Company will finalize the review of accounting policies within the one-year measurement period afforded by ASC 805, which could result in material differences from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

Reclassification and classification of the unaudited pro forma condensed combined balance sheet as of September 30, 2022 (in thousands):

	Prior Classification	Reclassification	Notes	After Reclassification
Accounts receivable, net	4,786	(944)	(1)	3,842
Other current assets	4,349	944	(1)	5,293
Marketable securities – at fair value	760	(760)	(2)	—
Property and equipment, net	7,118	2,869	(3)	9,987
Finance lease assets, net	4,459	(4,459)	(4)	—
Lease vehicles, net	2,869	(2,869)	(4)	—
Other assets	474	5,219	(2)(4)	5,693
Current portion of finance lease liabilities	116	(116)	(5)	—
Accrued expenses and other current liabilities	11,215	709	(5)(6)	11,924
Other current liabilities	593	(593)	(6)	—
Earnout shares liability	722	(722)	(7)	—
Merger warrants liability	675	(675)	(7)	—
Other liabilities	417	1,397	(7)	1,814

(1)	Represents the reclassification of $0.9 million from “Accounts receivable, net” to the “Other current assets” line item in the table set forth above.

(2)	Represents the reclassification of $0.8 million from “Marketable securities – at fair value” to the “Other assets” line item in the table set forth above.

(3)	Represents the reclassification of $2.9 million from “Lease vehicles, net” to the “Property and equipment, net” line item in the table set forth above.

(4)	Represents the reclassification of $4.5 million from “Finance lease assets, net” to the “Other assets” line item in the table set forth above.

(5)	Represents the reclassification of $0.1 million from “Current portion of finance lease liabilities” to the “Accrued expenses and other current liabilities” line item in the table set forth above.

(6)	Represents the reclassification of $0.6 million from “Other current liabilities” to the “Accrued expenses and other current liabilities” line item in the table set forth above.

(7)	Represents the reclassification of $0.7 million from “Earnout shares liability” and $0.7 million from “Merger warrants liability” to the “Other liabilities” line item in the table set forth above.

Reclassification and classification of the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 (in thousands):

	Prior Classification	Reclassification	Notes	After Reclassification

Selling, general, and administrative expense	74,017	4,234	(1)	78,251
Stock-based compensation expense	4,234	(4,234)	(1)	—
Interest and other expense, net	—	1,512	(2)	1,512
Interest expense	1,512	(1,512)	(2)	—
Change in fair value of financial instruments liability	—	12,573	(3)	12,573
Change in fair value of Merger warrants liability	5,616	(5,616)	(3)	—
Change in fair value of earnout shares	6,957	(6,957)	(3)	—

(1)	Represents the reclassification of $4.2 million from “Stock-based compensation expense” to the “Selling, general, and administrative expense” line item in the table set forth above.

(2)	Represents the reclassification of $1.5 million from “Interest expense” to the “Interest and other expense, net” line item in the table set forth above.

(3)	Represents the reclassification of $5.6 million from “Change in fair value of Merger warrants liability” and $7.0 million from “Change in fair value of earnout shares” to the “Change in fair value of financial instruments liability” line item in the table set forth above.

Reclassification and classification of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 (in thousands):

	Prior Classification	Reclassification	Notes	After Reclassification

Selling, general, and administrative expense	93,076	51,123	(1)(2)	144,199
Stock-based compensation expense	51,121	(51,121)	(1)	—
Management fee expense - related party	2	(2)	(2)	—
Interest and other expense, net	—	1,590	(3)	1,590
Interest expense	1,590	(1,590)	(3)	—
Change in fair value of financial instruments liability	—	99,338	(4)	99,338
Change in fair value of Merger warrants liability	32,733	(32,733)	(4)	—
Change in fair value of earnout shares	66,605	(66,605)	(4)	—

(1)	Represents the reclassification of $51.1 million from “Stock-based compensation expense” to the “Selling, general, and administrative expense” line item in the table set forth above.

(2)	Represents the reclassification of $2 thousand from “Management fee expense - related party” to the “Selling, general, and administrative expense” line item in the table set forth above.

(3)	Represents the reclassification of $1.6 million from “Interest expense” to the “Interest and other expense, net” line item in the table set forth above.

(4)	Represents the reclassification of $32.7 million from “Change in fair value of Merger warrants liability” and $66.6 million from “Change in fair value of earnout shares” to the “Change in fair value of financial instruments liability” line item in the table set forth above.

3. ESTIMATE OF MERGER CONSIDERATION TRANSFERRED

The following table presents an estimate of Merger Consideration transferred to effect the Merger at Closing.

Estimated Merger Consideration Transferred(1)

(In thousands)
Fair value of shares of Shift Common Stock issued to CarLotz stockholders(1)	$22,411
Fair value of Replacement Equity Awards(2)	560
Estimated Merger Consideration	$22,971

(1)	The fair value of shares of Shift Common Stock issued as Merger Consideration was based on approximately 85.5 million shares of Shift Common Stock, based on 121.3 million CarLotz shares outstanding on the Closing Date, including 1.1 million shares issued pursuant to accelerated vesting of certain CarLotz RSU Awards in connection with the Merger, and the Exchange Ratio of 0.705241, and the closing price of Shift Common Stock of $0.26 per share on December 9, 2022.

(2)	The portion of the estimated fair value of the Replacement Equity Awards attributable to the pre-combination vesting is considered as part of the Merger Consideration, while the remaining portion will be recognized as post-combination compensation expense over the remaining vesting periods.

4. ESTIMATE OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

The following is a preliminary estimate of the fair value of the assets acquired and liabilities assumed by Shift in the Merger, reconciled to the estimated Merger Consideration transferred:

(In thousands)
Book value of net assets acquired as of September 30, 2022	$133,769
Adjustments:
Identifiable intangible assets	4,160
Elimination of CarLotz’s historical capitalized software costs	(12,725)
Retention bonuses	(2,957)
Favorable and unfavorable leasehold interests	(6,115)
Bargain purchase gain	(93,161)
Net assets acquired	$22,971

The preliminary estimate of the assets acquired and liabilities assumed performed for the purposes of the unaudited pro forma condensed combined financial information was primarily limited to the preliminary identification and valuation of intangible assets. Estimates of fair value require management to make significant estimates and assumptions which are preliminary and subject to change upon completion of the final determination of fair values, including appraisals and other valuation analyses, which are expected to be completed within one year from the Closing Date. The unaudited pro forma condensed combined financial information reflects a gain on bargain purchase because the estimated fair value of the identifiable net assets acquired exceeded the estimated Merger Consideration. The final fair value determinations may differ materially from the preliminary estimates reducing, increasing or eliminating the gain on bargain purchase.

The following is a discussion of the adjustments made to CarLotz’s assets and liabilities in connection with the preparation of the unaudited pro forma condensed combined financial information:

Identifiable Intangible Assets

Identifiable intangible assets acquired are finite-lived intangible assets. The fair value of intangible assets is based on Shift management’s preliminary estimates of the fair value of such assets. Estimated useful lives (where relevant for the purposes of the unaudited pro forma condensed combined financial information) are based on the time periods during which the intangibles are expected to result in substantial incremental cash flows. Such estimates are preliminary and subject to change.

For the purposes of the unaudited pro forma condensed combined financial information, using currently available information and assumptions, which management considers reasonable, the fair value of the identifiable intangible assets and the related expected useful lives for the finite-lived intangible assets were estimated by Shift management to be as follows:

	Preliminary Fair Value (in thousands)	Estimated Useful Life (in months)
Developed technology	$3,190	3.0
Trademarks	970	3.0
Total	$4,160

These preliminary estimates of fair value and estimated useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial information. Once Shift has full access to the specifics of CarLotz’s intangible assets, additional insight will be gained that could impact: (1) the intangible assets identified; (2) the estimated total value assigned to intangible assets; and (3) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Shift only upon access to additional information and as additional analyses are performed.

On the Closing Date, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. Based on internal assessments as well as discussions with CarLotz, Shift identified the following significant intangible assets: developed technology and trademarks.

For purposes of the unaudited pro forma combined financial information, the fair value of the trademarks and developed technology intangible assets has been determined using the relief-from-royalty method, which involves the estimation of an amount of hypothetical royalty savings enjoyed by the entity that owns the intangible asset because that entity is relieved from having to license that intangible asset from another owner. In using this method, third-party arm’s-length royalty or license agreements are analyzed. The licensing transactions selected should reflect similar risks and characteristics that make them comparable to the subject asset. The net revenue expected to be generated by the intangible asset during its expected remaining life is then multiplied by the selected royalty rate. The estimated after tax royalty stream is then discounted to present value at an appropriate rate of return, to estimate the fair value of the subject intangible asset.

The estimated fair values and useful lives of identifiable intangible assets are preliminary and have been performed based on management estimation and publicly available benchmarking data. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and the related amount of amortization may differ materially from this preliminary allocation. Any change in the valuation of intangible assets would cause a corresponding increase or decrease in the bargain purchase gain.

Inventory and Property and Equipment

CarLotz’s inventory consists of used vehicles and its property and equipment consists of leasehold improvements, computer software and equipment, furniture and fixtures, lease vehicles, and internal use vehicles. For the purposes of the unaudited pro forma condensed combined financial information, no adjustment has been made to inventory or property and equipment as the carrying values of these assets are deemed to approximate their fair values. Shift will perform a final valuation of inventory on hand and property and equipment within the one-year measurement period afforded by ASC 805, and such valuation could result in a material difference from the preliminary estimates. Any change in the valuation of inventory and property and equipment would cause a corresponding increase or decrease in the bargain purchase gain.

Favorable and Unfavorable Leasehold Interests

As part of the allocation of the purchase price in a business combination, lease terms are compared to market terms to determine if the leases are favorable or unfavorable. Any favorable or unfavorable leasehold interests identified increase (favorable) or reduce (unfavorable) the right-of-use lease asset and are recognized over the life of the related right-of-use asset. The unaudited pro forma condensed combined financial information reflects the preliminary fair value adjustments of the favorable and unfavorable leasehold interests acquired in the Merger. Any changes in the estimates would cause a corresponding increase or decrease in the bargain purchase gain.

The acquired leasehold interests include certain lease contracts that the Combined Company intends to assign to a third party or terminate within one year of the completion of the Merger and that met the criteria to be classified as held for sale as of the acquisition date. For such leasehold interests, the adjustments reflect the preliminary estimates of the fair value of the acquired right-of-use lease assets less estimated costs to sell.

Other Assets/Liabilities

Adjustments to CarLotz’s remaining assets and liabilities may also be necessary, however at this time Shift has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. Shift will finalize its assessment of the fair values within the one-year measurement period afforded by ASC 805 as more information becomes available. However, since the majority of the remaining assets and liabilities are current assets and liabilities, Shift believes that the September 30, 2022 CarLotz book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable.

Bargain Purchase Gain

Bargain purchase gain was calculated as the excess of the fair value of the assets acquired and liabilities assumed over the estimated fair value of the Merger Consideration. Gain from bargain purchase was recognized in earnings on the Closing Date.

5. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(A) Transaction Costs — To reflect the payment of estimated transaction costs of approximately $7.9 million expected to be incurred by Shift and CarLotz ($6.1 million and $1.8 million, respectively) subsequent to September 30, 2022.

(B) Leasehold Interests — To reflect the preliminary estimated fair value of the favorable and unfavorable leasehold interests acquired, representing a net reduction of $3.0 million, determined using the income approach, which is based on a forecast of expected future cash flows discounted at an appropriate rate of return. The fair value of the acquired leases that were classified as held for sale on the acquisition date reflect the preliminary estimates of the fair value of the acquired right-of-use lease assets less estimated costs to sell.

(C) Intangible Assets — To reflect the preliminary fair values of identifiable intangible assets acquired of $4.2 million and the elimination of CarLotz’s historical capitalized website and internal use software costs of $12.7 million. The acquired intangible assets consisted of developed technology of $3.2 million, which is included in capitalized website and internal use software costs, net on the unaudited pro forma condensed combined consolidated balance sheet, and of trademarks of $1.0 million, which is included in other intangible assets, net on the unaudited pro forma condensed combined consolidated balance sheet. The estimated fair values of identifiable intangible assets and the related useful lives are considered preliminary and are subject to change. As discussed in Note 4 - Estimate of Assets Acquired and Liabilities Assumed, the amounts that will ultimately be allocated to the identifiable intangible assets and the related amounts of amortization may differ materially from this preliminary allocation.

(D) Retention Bonuses —To accrue the estimated retention bonuses payable to employees of CarLotz of $3.0 million for which post-acquisition employment services are not required for the employees to receive such bonuses.

(E) Severance Benefits —To accrue the amount of “double-trigger” severance payments of $5.4 million in connection with the termination of certain executive officers of CarLotz upon the Merger in accordance with the terms of their employment agreements with CarLotz that included double-trigger provisions that required CarLotz to provide severance benefits upon both a change in control and termination of the employee.

(F) Common Stock — To eliminate CarLotz Common Stock and reflect the issuance of shares of Shift Common Stock to effect the Merger.

(G) Additional Paid-in Capital — To reflect the following transaction adjustments in connection with the Merger:

(In thousands)
Elimination of CarLotz historical additional paid-in capital	$(291,827)
Estimated fair value of shares of Shift Common Stock issued as consideration for the Merger(1)	22,402
Estimated fair value of Replacement Equity Awards attributable to pre-combination vesting(2)	560
Accelerated vesting of equity awards in connection with the termination of certain employees of CarLotz (3)	595
Total	$(268,270)

(1)	The fair value of shares of Shift Common Stock issued as Merger Consideration was based on approximately 85.5 million shares of Shift Common Stock, based on 121.3 million CarLotz shares outstanding on the Closing Date, including 1.1 million shares issued pursuant to accelerated vesting of certain CarLotz RSU Awards in connection with the Merger, and the Exchange Ratio of 0.705241, and the closing price of Shift Common Stock of $0.26 per share on December 9, 2022.

(2)	The portion of the estimated fair value of the Replacement Equity Awards attributable to the pre-combination vesting is considered as part of the Merger Consideration, while the remaining portion will be recognized as post-combination compensation expense over the remaining vesting periods.

(3)	Reflects one-time post-combination compensation expense related to accelerated vesting of certain CarLotz equity awards in connection with the termination of certain employees of CarLotz upon the Merger pursuant to double-trigger provisions in their employment agreements with CarLotz that provided for accelerated vesting of their equity awards upon both a change in control and termination of the employee.

(H) Accumulated Deficit — To reflect the following transaction adjustments in connection with the Merger:

(In thousands)
Elimination of CarLotz’s historical accumulated deficit	$157,956
Preliminary estimate of the bargain purchase gain(1)	93,161
Estimated acquisition-related transaction costs(2)	(7,871)
Severance benefits in connection with the termination of certain executive officers of CarLotz(3)	(5,423)
Accelerated vesting of equity awards in connection with the termination of certain employees of CarLotz(4)	(595)
Total	$237,228

(1)	Refer to Note 4 - Estimate of Assets Acquired and Liabilities Assumed for the calculation of the preliminary fair value of assets acquired and liabilities assumed in excess of consideration transferred based on the preliminary allocation of the estimated Merger Consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of CarLotz.

(2)	Reflects estimated transaction costs of approximately $7.9 million expected to be incurred by Shift and CarLotz in connection with the Merger subsequent to September 30, 2022.

(3)	Reflects the amount of “double-trigger” severance payments in connection with the termination of certain executive officers of CarLotz upon the Merger in accordance with the terms of their employment agreements with CarLotz that included double-trigger provisions that required CarLotz to provide severance benefits upon both a change in control and termination of the employee.

(4)	Reflects one-time post-combination compensation expense related to accelerated vesting of certain CarLotz equity awards in connection with the termination of certain employees of CarLotz upon the Merger pursuant to double-trigger provisions in their employment agreements with CarLotz that provide for accelerated vesting of their equity awards upon both a change in control and termination of the employee.

(I) Accumulated Other Comprehensive Loss — To eliminate CarLotz’s historical accumulated other comprehensive loss.

(J) Lease Assets and Liabilities Classified as Held for Sale — To reflect reclassification of certain acquired operating and finance right-of-use assets and lease liabilities to/from held for sale as of the acquisition date.

6. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(A) Transaction Costs — To reflect estimated transaction costs of $7.9 million expected to be incurred by Shift and CarLotz ($6.1 million and $1.8 million, respectively) in the year ended December 31, 2021. These costs are not expected to affect the statements of operations beyond 12 months after the Closing Date.

(B) Stock-Based Compensation — To reflect the following adjustments to stock-based compensation expense in connection with the Merger:

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
	(in thousands)
Elimination of CarLotz’s historical stock-based compensation expense	$(4,234)	$(51,121)
Stock-based compensation expense related to Replacement Equity Awards(1)	8	11
Accelerated vesting of equity awards in connection with the termination of certain employees of CarLotz (2)	—	595
Total	$(4,226)	$(50,515)

(1)	To reflect post-combination compensation expense associated with the Replacement Equity Awards. The portion of the estimated fair value of the Replacement Equity Awards attributable to the pre-combination vesting has been included as part of the estimated Merger Consideration; see Note 3 - Estimate of Merger Consideration Transferred for further details. The remaining portion of the estimated fair value of the Replacement Equity Awards will be recognized as compensation expense over the remaining post-combination service periods.

(2)	To reflect one-time post-combination expense related to accelerated vesting of certain CarLotz equity awards in connection with the termination of certain employees of CarLotz upon the Merger pursuant to double-trigger provisions in their employment agreements with CarLotz that provide for accelerated vesting of their equity awards upon both a change in control and termination of the employee.

(C) Retention Bonuses — To reflect the estimated retention bonuses payable to certain employees of CarLotz as set forth in the CarLotz disclosure schedule delivered to Shift concurrently with the execution of the Merger Agreement of $3.0 million for which post-acquisition employment services are not required for the employees to receive such bonuses.

(D) Severance Benefits — To reflect post-combination expense of $5.4 million related to “double-trigger” severance payments in connection with the termination of certain executive officers of CarLotz in accordance with the terms of their employment agreements with CarLotz that included double-trigger provisions that required CarLotz to provide severance benefits upon both a change in control and termination of the employee. These costs are not expected to affect the statements of operations beyond 12 months after the Closing Date.

(E) Leasehold Interests Amortization — To reflect amortization of favorable and unfavorable leasehold interests acquired. The fair value of the favorable and unfavorable leasehold interests was determined using the income approach, which is based on a forecast of expected future cash flows discounted at an appropriate rate of return. The transaction accounting adjustment related to the leasehold interests amortization was $(0.5) million and $(0.7) million for the nine months ended September 30, 2022 and for the year ended December 31, 2021, respectively.

(F) Intangibles Amortization — To reflect the amortization of the acquired finite-lived intangible assets based on their preliminary estimated fair values and estimated average useful life and the elimination of CarLotz’s historical amortization of capitalized software costs, as presented in the table below. For the purposes of this pro forma presentation, the developed technology and trademarks intangible assets are being amortized using the straight-line method over their estimated useful lives as described in Note 4 - Estimate of Assets Acquired and Liabilities Assumed.

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
	(in thousands)
Amortization of the acquired identifiable intangible assets	$—	$4,160
Elimination of CarLotz’s historical amortization of capitalized software costs	(3,776)	(1,683)
Total	$(3,776)	$2,477

(G) Bargain Purchase Gain — To reflect the bargain purchase gain, calculated as the excess of the total net assets acquired over consideration transferred (see Note 4 - Estimate of Assets Acquired and Liabilities Assumed).

(H) Income Tax — The unaudited pro forma condensed combined financial information does not reflect any adjustments for the income tax effect of the transaction accounting adjustments described above, as both companies continue to experience losses and are in a historical cumulative loss position and both companies have established valuation allowances offsetting net deferred tax assets. The income tax effects of the pro forma adjustments would be fully offset by corresponding adjustments to the valuation allowances, resulting in no net effect on the pro forma condensed combined financial information.

(I) Number of Shares Used in Per Share Calculations — To reflect the following adjustments to the number of shares used in per share calculations:

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
Consideration shares issued(1)	85,537,165	85,537,165
Post-combination vesting of replacement RSUs(2)	5,187,387	5,141,369
Total	90,724,552	90,678,534

(1)	To reflect the fair value of shares of Shift Common Stock issued as Merger Consideration based on approximately 85.5 million shares of Shift Common Stock, based on 121.3 million CarLotz shares outstanding on the Closing Date, including 1.1 million shares issued pursuant to accelerated vesting of certain CarLotz RSU Awards in connection with the Merger, and the Exchange Ratio of 0.705241, and the closing price of Shift Common Stock of $0.26 per share on December 9, 2022. This does not give effect to the contemplated reverse stock split of Shift Common Stock at a ratio within a range of 1-for-5 and 1-for-10 that was approved by Shift stockholders on December 7, 2022. The impact of potential shares associated with the Replacement Equity Awards issued as part of the Merger is anti-dilutive for all periods presented.

(2)	To reflect post-combination vesting of certain RSU awards. The adjustment gives effect to the vesting of replacement RSU awards issued to former CarLotz stockholders in connection with the Merger that are expected to vest within 21 months of the acquisition date, and to the accelerated vesting of certain CarLotz RSU awards in connection with the termination of certain employees of CarLotz upon the Merger pursuant to double-trigger provisions in their employment agreements with CarLotz that provide for accelerated vesting of their equity awards upon both a change in control and termination of the employee.